Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
NEWS RELEASE

Inland Real Estate Corporation Contact:
Beth Hicks, Assistant Vice President/Director of Marketing
(630) 954-4411
hicks@inlandrealestate.com

Inland Real Estate Corporation Renews Leases with Michaels Stores at Four Shopping Centers

Oak Brook, Ill. (May 15, 2013) - Inland Real Estate Corporation (NYSE: IRC), a leading real estate investment trust that owns and operates high quality, necessity and value based retail centers in select markets in the Central United States, today announced that it has renewed leases with Michaels Stores at four shopping centers located in Minnesota, Nebraska and Wisconsin. All of the leases are for five-year terms and total more than 88,000 square feet.
“As a leading specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise, Michaels is a great retail category to have in our centers and a steady driver of consumer traffic,” said Kristi Rankin, senior vice president of Inland Real Estate Corporation. “We are very pleased that this valued tenant has made a long-term commitment to these shopping centers.”
The renewals include Michaels locations at Mankato Heights Plaza in Mankato, Minn.; Riverdale Commons in Coon Rapids, Minn.; The Shoppes at Grayhawk in Omaha, Neb. and Pine Tree Plaza in Janesville, Wis.
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About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community and power shopping centers and single-tenant retail properties located primarily in the Central United States. As of March 31, 2013, the Company owned interests in 154 investment properties, including 48 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15.3 million square feet. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com. To connect with Inland Real Estate Corporation via LinkedIn, visit http://www.linkedin.com/company/inland-real-estate-corporation, or via Twitter at www.twitter.com/IRC_REIT.